Exhibit 10.1

Description of Cash Bonus Plan
Updated as of March 16, 2021

On February 22, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Continental Resources, Inc. (the “Company”) approved a cash bonus plan (the “CLR Bonus Plan”) that applies to the employees of the Company, including the Company’s executive officers. On March 16, 2021, the Compensation Committee approved a change to the factors used to set the size of the annual bonus pool from the factors used to set the annual bonus pool in prior years. The CLR Bonus Plan is designed to reward the Company’s employees for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, subject to the discretion of the Compensation Committee, which has the ability to exercise complete discretion in administering the CLR Bonus Plan. On August 3, 2018, the Board approved a clawback policy pursuant to which awards to executive officers under the CLR Bonus Plan may be recovered if there is a financial restatement impacting a metric relevant to an award and certain other conditions described in the policy are satisfied. The policy only applies to awards made after August 3, 2018.

Under the CLR Bonus Plan, the bonus pool will be budgeted based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). The size of the bonus pool will be initially set within a range based on the following factors (the “Bonus Pool Factors”): net cash provided by operating activities (weighted at 25%); return on capital employed (weighted at 25%); resource replacement ratio (weighted at 20%); health safety and environmental performance (weighted at 10%); production growth (weighted at 10%); and proved developed finding and development cost per barrel of oil equivalent (“Boe”) (weighted at 10%).  The Bonus Pool Factors will remain in effect until changed by the Compensation Committee.

The Compensation Committee has complete discretion to increase, decrease or leave the size of the bonus pool unchanged. In making the determination whether to adjust the size of the bonus pool, the Compensation Committee will consider such additional matters as it deems relevant from time to time, including, without limitation, the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size will be used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

Individual awards for participants in the CLR Bonus Plan, including the Company’s executive officers, will be calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

The target annual cash bonus amounts for the Company’s executive officers under the CLR Bonus Plan will be determined by the Compensation Committee, with appropriate input from our Executive Chairman and Chief Executive Officer. In the case of Mr. Harold Hamm, the Company’s Executive Chairman, and Mr. William Berry, the Company’s Chief Executive Officer, the Compensation Committee may also present recommended target bonus amounts to the Board, which also has the discretion to increase or decrease the recommended target bonus amounts as presented by the Compensation Committee.

Except for Mr. Hamm and Mr. Berry, the individual multiplier for bonuses will be based on the subjective evaluation of each of the Company’s executive officer’s supervisor or supervisors. Mr. Hamm’s and Mr. Berry’s individual multiplier will be determined based on the subjective evaluation of the Compensation Committee.

Once the executive officers’ Initial Bonus Amounts are calculated, they will be presented to the Compensation Committee for review, and in the case of Mr. Hamm and Mr. Berry, if the Compensation Committee so determines (as reflected in its committee charter), also be presented to the Board, both of which retain the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards.